UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15
Amendment 1

EXPLANATORY NOTE

This amendment number 1 to our Form 15 filed on June 19, 2007 is filed for the purpose of correcting the name of the authorizing officer.

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-05351

EIP MICROWAVE, INC.

2633 Lincoln Boulevard, Suite 125, Santa Monica, CA  90405 (858) 401-2342

COMMON STOCK AND WARRANTS
Title of each class of securities covered by this Form)

NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

	Rule 12g-4(a)(1)(i) 	[X] 			Rule 12h-3(b)(1)(i)	[   ]
	Rule 12g-4(a)(1)(ii) 	[   ]			Rule 12h-3(b)(1)(ii)	[   ]
	Rule 12g-4(a)(2)(i) 	[   ]			Rule 12h-3(b)(2)(i)	[   ]
	Rule 12g-4(a)(2)(ii) 	[   ]			Rule 12h-3(b)(2)(ii)	[   ]
       Rule 15d-6		[   ]

Approximate number of holders of record as of the certification or notice date: 155 Shareholders

Pursuant to the requirements of the Securities Exchange Act of 1934, EIP MICROWAVE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

EIP MICROWAVE, INC.

Date: June 19, 2007 				By: \s\ J. Bradford Bishop, President